EXHIBIT 99.1 press release For further information contact: John Hatsopoulos, American DG Energy Telephone: 781.522.6020

American DG Energy Reports 2009 FY and Fourth Quarter Financial Performance

WALTHAM, Mass. – March 24, 2010 – American DG Energy Inc., (NYSE Amex: ADGE), a leading On-Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported overall revenues of $5,763,827 in 2009, compared to revenues of $6,579,437 in 2008. The core On-Site Utility energy revenues decreased by 9.9% to $4,632,988 in 2009 compared to revenues of $5,144,505 in 2008. GAAP diluted earnings per share (EPS) remained the same at $(0.07) for both 2009 and 2008, and GAAP operating income was a loss of $(1,954,072) in 2009, compared to a loss of $(1,593,941) in 2008.

Major Highlights in 2009:

•
The price of natural gas, which is the key component in calculating our thermal or hot water revenue, was significantly lower in 2009 compared to 2008. When comparing rates in the National Grid natural gas territory, which is our largest market, the price of natural gas was 32% lower in December 2009 compared to the same period in 2008. This had the dual effect of lowering our energy revenue by 10% while increasing our energy gross profit margin, without depreciation, by 4%. Our actual gross profit without depreciation increased by $28,510 in 2009 compared to 2008.

•
Our turnkey revenue decreased by 21% in 2009 compared to 2008, however, our gross profit margin increased by 36% and our actual gross profit increased by $403,702 for the same period. We receive the majority of the revenue from turnkey projects upfront versus the 15-year period of our On-Site Utility energy projects and our 2008 revenues included a large turnkey contract.

•	Our installed and operating project base increased by 20% in 2009 compared to 2008.
•	We installed six new energy systems, three of which became operational in December, and at year-end we had 62 systems operating. Therefore, our remaining backlog was 18% of our installed fleet.
•
We grew our business in 2009, as indicated by our new installations, and progressed closer to becoming cash-flow positive, as seen in our cash-flow statement. Our net cash used by operating activities was reduced by 47%, to $648,816 in 2009 compared to $1,227,183 in 2008.

•
During the year, we raised over $6.3 million in three separate transactions of common stock and filed a Form S-3 with the SEC to register the underlying shares. The S-3 was cleared by the SEC in early February 2010.

•	We entered into a Revolving Line of Credit Agreement with John N. Hatsopoulos, our Chief Executive Officer for $5 million, to ensure we have enough access to capital to pursue new sales.
•	In 2009, we received $232,483 in rebates and incentives, (or a total of $390,365 through March 10, 2010) for the efficiency of our energy systems. This cash is not recognized on our income statement.
•	We grew our staff by 25% by adding to our sales and operations teams.
•	In October 2009, we began trading our common stock on the NYSE Amex under the ticker symbol “ADGE” and spent an initial listing fee of approximately $77,000, not including legal fees and expenses.
•	We finished the year with approximately $4.2 million in cash, cash equivalents, and due from related party.
•	We signed a distribution agreement with Ilios Inc., a subsidiary of Tecogen, Inc., to exclusively market its high-efficiency water heater products in Europe and New England.

American DG Energy Reports 2009 FY and Fourth Quarter Financial Performance, page 2 of 6

Major Subsequent Events:

•
In an effort to further strengthen our Balance Sheet, we called the $5.3 million outstanding balance of our 8% senior convertible debentures, in February 2010, all of which was converted into shares of common stock. This eliminated approximately $425,600 in interest payments per year.

•	As of March 1, 2010, we had over 130 proposals submitted to customers in our core target markets (healthcare, hospitality and large multi-family residential).
•	Our revenue backlog for the next 15 years, based on signed On-Site Utility energy contracts, is over $112 million.
•
In January 2010, we began a feasibility study of the European Combined Heat and Power market in order to determine the feasibility of expanding our business into Europe. The study is funded by Codale, a division of the Alturki Group of Saudi Arabia, in exchange for an equity stake in a new subsidiary that will be formed if the study proves positive.

•	We were honored by the US Environmental Protection Agency for the carbon emissions reductions of our CHP projects, for the fourth year in a row. We reduced emissions by 78% in 2009 compared to 2008.
•	In March 2010, we launched a new website presenting “Think Outside The Grid” to our customers and investors.

“Major accomplishments in 2009 included adding installations, hiring sales and operations staff, increasing our capital for new projects and listing our stock on the NYSE Amex,” stated John N. Hatsopoulos, Chief Executive Officer of American DG Energy. “While the drop in natural gas prices affected our hot water revenues, our installed base and margins increased. However, 2009 was also a transition year. We are very excited by our prospects for 2010 as we continue to implement our strategy of targeting large, multi-building, property owners.”

American DG Energy will hold its earnings conference call today, March 24, at 11:00 a.m. Eastern Time.  To listen, dial (800) 860-2442 within the U.S., (866) 605-3852 from Canada or (412) 858-4600 from other international locations.  Participants should reference American DG Energy to access the call.  This earnings press release will be available on the Company website at www.americandg.com in the “Investors” section under “News Releases.”  The earnings call will be available for playback through Wednesday, March 31, 2010.  To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use playback code 438739.

The earnings conference call will also be webcast live.  To register for and listen to the webcast, go to www.americandg.com/webcast.  Following the call, the webcast will be archived for 30 days.

“Major accomplishments in 2009 included adding installations, hiring sales and operations staff, increasing our capital for new projects and listing our stock on the NYSE Amex”, stated John N. Hatsopoulos, Chief Executive Officer of American DG Energy. “While the drop in natural gas prices affected our hot water revenues, our installed base and margins increased. However, 2009 was also a transition year. We are very excited by our prospects for 2010 as we continue to implement our strategy of targeting large, multi-building, property owners.”

American DG Energy will hold its earnings conference call today, March 24, at 11:00 a.m. Eastern Time.  To listen, dial (800) 860-2442 within the U.S., (866) 605-3852 from Canada or (412) 858-4600 from other international locations.  Participants should reference American DG Energy to access the call.  This earnings press release will be available on the Company website at www.americandg.com in the “Investors” section under “News Releases.”  The earnings call will be available for playback through Wednesday, March 31, 2010.  To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use playback code 438739.

American DG Energy Reports 2009 FY and Fourth Quarter Financial Performance, page 3 of 6

The earnings conference call will also be webcast live.  To register for and listen to the webcast, go to www.americandg.com/webcast.  Following the call, the webcast will be archived for 30 days.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems.  The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user – through its On-Site Utility energy solutions.  American DG Energy is headquartered in Waltham, Massachusetts.  More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

American DG Energy Reports 2009 FY and Fourth Quarter Financial Performance, page 4 of 6

CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ending December 31, 2009 and December 31, 2008

	2009	2008

Net Sales	$5,763,827	$6,579,437

Cost of sales
Fuel, maintenance and installation	3,888,438	5,136,260
Depreciation expense	788,885	596,915
	4,677,323	5,733,175
Gross profit	1,086,504	846,262

Operating expenses
General and administrative	1,546,743	1,504,968
Selling	850,975	533,874
Engineering	642,858	401,361
	3,040,576	2,440,203
Loss from operations	(1,954,072)	(1,593,941)

Other income (expense)
Interest and other income	71,185	139,690
Interest expense	(437,544)	(474,407)
	(366,359)	(334,717)

Loss, before income taxes	(2,320,431)	(1,928,658)
Provision for state income taxes	(7,450)	(34,087)
Consolidated net loss	(2,327,881)	(1,962,745)
		-
Less: Income attributable to the noncontrolling interest	(202,684)	(305,336)
Net loss attributable to American DG Energy Inc.	(2,530,565)	(2,268,081)

Net loss per share - basic and diluted	$(0.07)	$(0.07)

Weighted average shares outstanding -
basic and diluted	35,554,303	32,872,006

Non-GAAP financial disclosure
Loss from operations	$(1,954,072)	$(1,593,941)
Depreciation expense	806,776	604,525
Stock based compensation	286,844	364,231
Adjusted (loss) income from operations	$(860,452)	$(625,185)

Grants from rebates and incentives	$232,483	$155,831

American DG Energy Reports 2009 FY and Fourth Quarter Financial Performance, page 5 of 6

CONSOLIDATED BALANCE SHEETS
for the years ending December 31, 2009 and December 31, 2008

	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$3,149,222	$1,683,498
Short-term investments	678,921	761,614
Accounts receivable, net	518,379	835,922
Unbilled revenue	146,940	204,750
Due from related party, current	370,400	297,417
Inventory	379,303	355,852
Prepaid and other current assets	104,119	163,121
Total current assets	5,347,284	4,302,174

Property, plant and equipment, net	9,502,346	6,627,540

Accounts receivable, long- term	-	5,647
TOTAL ASSETS	14,849,630	10,935,361

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	740,474	270,852
Accrued expenses and other current liabilities	453,536	384,340
Due to related party	17,531	166,560
Capital lease obligations	3,365	2,431
Total current liabilities	1,214,906	824,183

Long-term liabilities:
Convertible debentures	5,320,000	5,875,000
Capital lease obligations, long-term	10,095	14,394
Total liabilities	6,545,001	6,713,577

Stockholders’ equity:
American DG Energy Inc. shareholders' equity:
Common stock, $0.001 par value; 100,000,000 shares
authorized; 37,676,817 and 34,034,496 issued and outstanding
at December 31, 2009 and December 31, 2008, respectively	37,677	34,034
Additional paid- in- capital	19,725,793	12,614,332
Common stock subscription	-	(35,040)
Accumulated deficit	(12,239,110)	(9,708,545)
Total American DG Energy Inc. stockholders' equity	7,524,360	2,904,781
Noncontrolling interest	780,269	1,317,003
Total stockholders' equity	8,304,629	4,221,784

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,849,630	$10,935,361

American DG Energy Reports 2009 FY and Fourth Quarter Financial Performance, page 6 of 6

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ending December 31, 2009 and December 31, 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,530,565)	$(2,268,081)
Income attributable to noncontrolling interest	202,684	305,336
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	806,776	604,525
Provision for losses on accounts receivable	299,994	51,759
Amortization of deferred financing costs	8,526	8,526
Stock-based compensation	286,844	364,231

Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	168,294	(330,849)
Due from related party	(308,183)	272,957
Inventory	(23,451)	(269,714)
Prepaid assets	50,476	(93,794)
Increase (decrease) in:
Accounts payable	469,622	(83,239)
Accrued expenses and other current liabilities	69,196	44,600
Due to related party	(149,029)	166,560
Net cash used in operating activities	(648,816)	(1,227,183)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,171,867)	(2,165,899)
Sale (purchases) of short-term investments	82,693	(761,614)
Rebates and incentives	232,483	155,831
Net cash used in investing activities	(3,856,691)	(2,771,682)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of warrants	372,815	-
Proceeds from exercise of warrants	35,000	672,000
Proceeds from sale of common stock, net of costs	5,878,079	-
Proceeds from issuance of stock options	22,406	-
Principal payments on capital lease obligations	(3,365)	-
Distributions to noncontrolling interest	(333,704)	(47,119)
Net cash provided by financing activities	5,971,231	624,881

Net increase (decrease) in cash and cash equivalents	1,465,724	(3,373,984)
Cash and cash equivalents, beginning of the year	1,683,498	5,057,482
Cash and cash equivalents, ending of the year	$3,149,222	$1,683,498

Supplemental disclosures of cash flows information:
Cash paid during the year for:
Interest	$448,645	$477,422
Income taxes	$35,460	$86,130

Non-cash investing and financing activities:
Conversion of convertible debenture to common stock	$555,000	$150,000
Acquisition of equipment under capital lease	$-	$16,825